Exhibit 23.2

Report of Independent Registered Public Accounting Firm
on
Financial Statement Schedules

       To the Stockholders and Directors of Griffin Land & Nurseries, Inc.

       Our audits of the consolidated financial statements referred to in our report dated February 28, 2006, appearing in the 2005 Annual Report on Form 10-K of Griffin Land & Nurseries, Inc. also included an audit of the financial statement schedules listed in Item 15(a)(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

Hartford, Connecticut

February 28, 2006